Exhibit 99.1

K2M Group Holdings, Inc. Reports Record Revenue for Fiscal Year 2015, with Complex Spine Growth of 17%
Leesburg, VA, March 3, 2016 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine and minimally invasive technologies and techniques, today reported financial results for the fiscal year and fourth quarter ended December 31, 2015.
Fiscal Year 2015 Financial Summary:

•	Total reported revenue of $216.0 million, up 15.7% year-over-year. Total revenue increased 16.9% year-over-year on a constant currency basis.

•	Domestic revenue of $155.3 million, up 16.7% year-over-year

•	U.S. Complex Spine growth of 17.3% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 29.9% year-over-year

•	U.S. Degenerative growth of 12.1% year-over-year

•	International revenue of $60.7 million, up 13.4% year-over-year. International revenue increased 17.7% year-over-year on a constant currency basis.

•	Adjusted EBITDA of $(0.1) million for the twelve-months ended December 31, 2015, compared to Adjusted EBITDA of $(8.8) million last year.
Fourth Quarter 2015 Financial Summary:

•	Total reported revenue of $54.2 million, up 10.0% year-over-year. Total revenue increased 10.7% year-over-year on a constant currency basis.

•	Domestic revenue of $39.2 million, up 9.8% year-over-year

•	U.S. Complex Spine growth of 11.3% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 19.7% year-over-year

•	U.S. Degenerative growth of 5.8% year-over-year

•	International revenue of $15.0 million, up 10.4% year-over-year. International revenue increased 13.1% year-over-year on a constant currency basis.
Fourth Quarter 2015 Highlights:

•
On October 13, 2015, the Company announced it had received 510(k) clearance from the U.S. Food and Drug Administration (FDA) and CE Mark for its CASCADIA™ AN & TL Interbody Systems, featuring Lamellar Titanium Technology™, the Company's new and proprietary technology that uses 3D printing with the goal of allowing for bony integration throughout an implant.

•	On December 16, 2015, the Company announced it had received 510(k) clearance from the U.S. FDA and a CE Mark for its EVEREST® Minimally Invasive (MI) XT Spinal System, which features a cannulated top-loading polyaxial pedicle screw and rigid closed top break-off extension tabs for minimally invasive rod passage.

•
On January 8, 2016, the Company announced that in 2015, it had received 510(k) clearance from the U.S. FDA and a CE Mark for its CASCADIATM Lateral Interbody System, the Company’s third 3D-printed titanium interbody offering that utilizes its innovative 3D-printed Lamellar Titanium Technology.

“2015 marked another year of strong revenue performance and significant product innovation for K2M,” said President and Chief Executive Officer, Eric Major. “We achieved 17% revenue growth on a constant currency basis and we obtained 510(k) clearances for eight strategically or commercially significant products and product line extensions. This was an important year for our Complex Spine business in particular, as defined by the new product releases of our MESA® 2 Deformity Spinal System for Adolescent Idiopathic Scoliosis patients, our EVEREST® Deformity Spinal System for adult deformity patients, our NILE™ Alternative Fixation System and our CAPRI™ Corpectomy Cage System.”
Mr. Major continued, “Looking forward, our significant product innovation in 2015 will drive the strong revenue growth we expect in fiscal year 2016, which is reflected in our full-year revenue guidance of 14% to 16% growth on an as reported basis. Importantly, we are also focused on improving the profitability of our Company-evidenced by our improved EBITDA performance in fiscal year 2015-and we remain committed to generating GAAP net income during fiscal year 2017.”
Fiscal Year 2015 Financial Results
Total revenue for fiscal year 2015 increased $29.3 million, or 15.7%, to $216.0 million, compared to $186.7 million in fiscal year 2014. Total revenue increased 16.9% year-over-year on a constant currency basis. The increase was primarily driven by $22.2 million in greater sales volume in the United States due to continued expansion of our customer base and new product introductions representing revenue of $11.2 million in the United States, and $5.2 million in growth in our international distributor markets.
Revenue in the United States increased $22.2 million, or 16.7% year-over-year, to $155.3 million, and international revenue increased $7.2 million, or 13.4% year-over-year, to $60.7 million. Fiscal year 2015 international revenue increased 17.7% year-over-year on a constant-currency basis.
By procedure category, U.S. revenue in our Complex Spine, MIS and degenerative categories represented 40.8%, 15.2% and 44.0% of U.S. revenue, respectively, for the twelve months ended December 31, 2015.
Gross profit for fiscal year 2015 increased 16.4% to $144.2 million, compared to $123.9 million for fiscal year 2014. Gross margin increased to 66.8% from 66.4% last year, due to decreased expenses associated with our custom instruments and a reduction in our medical device excise tax due to expected prior period recoveries.
Operating expenses for fiscal year 2015 increased $8.7 million, or 5.0%, to $180.5 million, compared to $171.8 million for fiscal year 2014. The increase in operating expenses was driven primarily by increased sales and marketing expenses due to the hiring of direct sales employees and an increase in R&D expenses related to development activities in the product pipeline, offset partially by lower amortization expense on intangible assets.
Fourth Quarter Financial Results
Total reported revenue increased $4.9 million, or 10.0% to $54.2 million, compared to $49.3 million in the same period of the prior year. Total revenue for the fourth quarter ended December 31, 2015 increased 10.7% year-over-year on a constant currency basis. Geographically, revenue in the United States increased $3.5 million, or 9.8% year-over-year, to $39.2 million, and international revenue increased $1.4 million, or 10.4% year-over-year, to $15.0 million. Foreign currency exchange impacted fourth quarter international revenue by approximately $0.3 million, representing approximately 270 basis points of international growth year-over-year.

	Three Months Ended December 31,		Increase / Decrease
($ in thousands)	2015	2014	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$39,236	$35,739	$3,497	9.8%	9.8%
International	14,984	13,570	1,414	10.4%	13.1%
Total Revenue:	$54,220	$49,309	$4,911	10.0%	10.7%

By procedure category, U.S. revenue in the Company's Complex Spine, MIS and degenerative categories represented 38.7%, 15.0% and 46.3% of U.S. revenue, respectively, for the three months ended December 31, 2015; and 38.2%, 13.7% and 48.1% of U.S. revenue, respectively, for the three months ended December 31, 2014.
The following table represents domestic revenue by procedure category. In the fourth quarter of 2015, the Company refined its reporting of procedure revenue that included the sale of certain single-use MIS products, which are sold in support of degenerative surgical procedures as degenerative revenue. Historically, these sales were reflected in the MIS product category. The impact of the change on the year-over-year growth rate by procedure category was not significant. As a result of this change, historically reported MIS revenue has decreased and degenerative revenue has increased by approximately $629 thousand for 2014 to conform to the current year presentation below:

	Three Months Ended December 31,		Increase / Decrease
($ in thousands)	2015	2014	$ Change	% Change

Complex Spine	$15,194	$13,655	$1,539	11.3%
Minimally Invasive	5,867	4,903	964	19.7%
Degenerative	18,175	17,181	994	5.8%
U.S Revenue:	$39,236	$35,739	$3,497	9.8%

Gross profit for the fourth quarter of 2015 increased $2.8 million, or 8.6% year-over-year, to $35.9 million, or 66.3% of sales, compared to $33.1 million, or 67.1% of sales last year. The decrease in gross profit as a percentage of revenue is primarily due to the product and geographical mix of revenue during the quarter, increased inventory reserve expense, and increased amortization expense associated with our surgical instruments. Gross profit includes amortization expense on investments in surgical instruments and the U.S. medical device excise tax. Instrument amortization expense increased $0.5 million to $3.2 million, or 5.9% of sales, for the three months ended December 31, 2015, compared to $2.7 million, or 5.5% of sales, last year. Fourth quarter of fiscal 2015 cost of goods included a credit from the medical device excise tax expected recovery of prior period over payments of $0.9 million, or 1.7% of total Company sales, compared to medical device excise tax of $0.6 million, or 1.2% of total Company sales, last year.
Operating expenses for the fourth quarter of 2015 increased $1.9 million, or 4.5% year-over-year, to $43.5 million, compared to $41.6 million for the same period last year. The increase in operating expenses in the current period as compared to the same period last year was driven by a 13.8% increase in research and development expenses, a 7.9% increase in sales and marketing expenses offset partially by a 5.0% decrease in general and administrative expenses.
Loss from operations for the fourth quarter of 2015 was $7.6 million, compared to a loss from operations of $8.6 million last year. Loss from operations included intangible amortization of $2.6 million and $2.8 million for the fourth quarters of 2015 and 2014, respectively. Net loss attributable to common stockholders for the fourth quarter of 2015 was $8.5 million, or $(0.21) per diluted share, compared to $11.1 million, or $(0.30) per diluted share, for the fourth quarter of 2014. Net loss attributable to common stockholders in the fourth quarter of fiscal 2014 included the impact of foreign currency transaction losses of $2.6 million, or $(0.07) per diluted share compared to an immaterial amount in the fourth quarter of 2015, due to significantly lower intercompany balances in 2015. Foreign currency losses impacted operating results last year due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany balances in both periods. Loss per share in the fourth quarter of 2015 benefited in part due to the increased number of shares outstanding resulting from the Company's follow-on public offerings in February 2015 and July 2015 which represented approximately $0.02 per share compared to last year.
As of December 31, 2015, cash and cash equivalents were $34.6 million, compared to $11.4 million as of December 31, 2014 and the Company had no outstanding indebtedness. Working capital was $107.4 million, compared to working capital of $66.3 million as of December 31, 2014.
2016 Outlook
For the full year 2016, the Company expects:

•
Total revenue on an as reported basis in the range of $246 million to $250 million, representing growth of 14% to 16% year-over-year. The Company expects total revenue for the full-year 2016 to be impacted by approximately $1.0 million to $2.0 million as a result of foreign exchange fluctuations.

•	Total net loss of approximately $36 million to $42 million, compared to a total net loss of $39.4 million in fiscal year 2015.

•	Adjusted EBITDA in a range of $4.0 million to $6.0 million, compared to Adjusted EBITDA of $(142) thousand in fiscal year 2015.
Conference Call
Management will host a conference call at 5:00 p.m. Eastern Time today to discuss the results of the quarter and to host a question and answer session. Those who would like to participate may dial 888-438-5491 (719-457-2648 for international callers) and provide access code 8445225 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company’s website at http://Investors.K2M.com.
For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 8445225. The webcast will be archived on the investor relations section of the Company’s website.
About K2M Group Holdings, Inc.
K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the Company in the global spinal surgery market. Additional information is available online at www.K2M.com.
Forward-Looking Statements
This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption or delays in operations at our facilities, including our new headquarter facility; or facility or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; in the United States and foreign jurisdictions; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations in the United States and foreign jurisdictions; voluntary corrective actions or agency enforcement actions; a recall of our products; withdrawal or restrictions on our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with FDA regulations or fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; failure to comply with restrictions in our revolving credit facility; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; foreign currency fluctuations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; possible conflicts of interest with our large shareholders; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$34,646	$11,411
Accounts receivable, net	38,773	33,937
Inventory, net	62,002	52,617
Prepaid expenses and other current assets	19,820	3,911
Total current assets	155,241	101,876
Property, plant and equipment, net	38,318	4,220
Goodwill	121,814	121,814
Intangible assets, net	33,123	41,609
Other assets, net	26,016	29,672
Total assets	$374,512	$299,191
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	$284	$—
Accounts payable	22,483	14,018
Accrued expenses	13,559	10,077
Accrued payroll liabilities	11,507	11,488
Total current liabilities	47,833	35,583
Capital lease obligation, net of current maturities	34,140	—
Deferred income taxes, net	5,042	5,042
Other liabilities	835	112
Total liabilities	87,850	40,737

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 41,337,692 and 37,366,098 shares issued and outstanding at December 31, 2015 and at December 31, 2014, respectively	41	37
Additional paid-in capital	454,153	386,795
Accumulated other comprehensive income	1,889	1,827
Accumulated deficit	(169,421)	(130,205)
Total stockholders’ equity	286,662	258,454
Total liabilities and stockholders’ equity	$374,512	$299,191

K2M GROUP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$54,220	$49,309	$216,007	$186,672
Cost of revenue	18,284	16,217	71,791	62,800
Gross profit	35,936	33,092	144,216	123,872
Operating expenses:
Research and development	5,060	4,448	19,868	16,302
Sales and marketing	26,047	24,138	105,635	95,323
General and administrative	12,408	13,058	54,983	60,216
Total operating expenses	43,515	41,644	180,486	171,841
Loss from operations	(7,579)	(8,552)	(36,270)	(47,969)
Other expense, net:
Foreign currency transaction loss	(261)	(2,621)	(1,813)	(4,752)
Discount on prepayment of notes to stockholders	—	—	—	(4,825)
Interest expense	(587)	(90)	(941)	(2,205)
Total other expense, net	(848)	(2,711)	(2,754)	(11,782)
Loss before income taxes	(8,427)	(11,263)	(39,024)	(59,751)
Income tax expense (benefit)	67	(196)	192	(114)
Net loss	(8,494)	(11,067)	(39,216)	(59,637)
Accretion and adjustment of preferred stock to fair value	—	—	—	6,879
Net loss attributable to common stockholders	$(8,494)	$(11,067)	$(39,216)	$(52,758)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.21)	$(0.30)	$(0.97)	$(1.65)
Weighted average shares outstanding:
Basic and diluted	41,263,912	37,237,759	40,237,848	31,887,246

K2M GROUP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2015	2014
Operating activities
Net loss	$(39,216)	$(59,637)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,940	33,324
Provision for allowance for doubtful accounts	319	469
Provision for inventory reserve	1,680	583
Stock-based compensation	11,188	5,807
Amortization of issuance and discount costs included in interest expense	—	4,928
Deferred income taxes	—	(218)
Changes in operating assets and liabilities:
Accounts receivable	(5,082)	(2,860)
Inventory	(8,766)	(13,660)
Prepaid expenses and other assets	(9,738)	(8,450)
Accounts payable, accrued expenses, and accrued payroll liabilities	6,365	9,552
Net cash used in operating activities	(18,310)	(30,162)
Investing activities
Purchase of surgical instruments	(10,905)	(12,848)
Purchase of property, plant and equipment	(2,787)	(2,905)
Amounts placed in escrow for new corporate headquarters	—	(6,667)
Purchase of intangible assets	(588)	(118)
Net cash used in investing activities	(14,280)	(22,538)
Financing activities
Borrowings on bank line of credit	25,000	—
Payments on bank line of credit	(25,000)	(23,500)
Proceeds from issuances of notes to stockholders	—	14,634
Prepayment of notes to stockholders	—	(39,212)
Payment of dividends on Series A and Series B redeemable convertible preferred stock	—	(18,547)
Proceeds from issuances of common stock, net of issuance costs	54,209	121,898
Issuances and exercise of stock-based compensation benefit plans, net of income tax	2,017	1,563
Net cash provided by financing activities	56,226	56,836
Effect of exchange rate changes on cash and cash equivalents	(401)	(144)
Net increase in cash and cash equivalents	23,235	3,992
Cash and cash equivalents at beginning of period	11,411	7,419
Cash and cash equivalents at end of period	$34,646	$11,411

Significant non-cash investing activities
Buildings under capital lease	$26,469	$—
Leasehold improvements under capital lease	$6,884	$—

Significant non-cash financing activities
Capital lease obligation	$33,938	$—
Accretion of Series A redeemable convertible preferred stock	$—	$1,195
Accretion of Series B redeemable convertible preferred stock	$—	$(15)
Adjustment of preferred stock to fair value	$—	$(8,059)
Deferred offering costs	$52	—

Cash paid for:
Income taxes	$126	$132
Interest	$428	$6,690

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)
Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.
The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance. Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The Company also believes that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.
Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.
Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments and medical device excise tax expense. The Company presented Adjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization as well as the medical device tax. The Company believes that Adjusted Gross Profit is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry.
Adjusted EBITDA represents net loss plus interest expense, discount on prepayment of notes to stockholders, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction (gain) loss. In 2016, adjusted EBITDA will also include a deduction for cash payments made for rent on the Company's new headquarters and operations facilities under the capital lease agreement.
Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company's operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes Adjusted EBITDA is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company's future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company's definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross Profit	$35,936	$33,092	$144,216	$123,872
Instrument amortization	3,188	2,725	12,334	8,727
Medical device excise tax	(695)	585	514	2,140
Adjusted Gross Profit (a Non-GAAP Measure)	$38,429	$36,402	$157,064	$134,739

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Reconciliation from Net Loss to Adjusted EBITDA
Net loss	$(8,494)	$(11,067)	$(39,216)	$(59,637)
Interest expense	587	90	941	2,205
Discount on prepayment of notes to stockholders	—	—	—	4,825
Income tax expense (benefit)	67	(196)	192	(114)
Depreciation and amortization	6,544	5,985	24,940	33,324
Stock-based compensation expense	2,325	1,977	11,188	5,807
Foreign currency transaction loss	261	2,621	1,813	4,752
Adjusted EBITDA	$1,290	$(590)	$(142)	$(8,838)

The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2016 guidance:

Year Ended December 31,
2016
Net loss	$(37,400)
Interest expense	2,300
Income tax expense	—
Depreciation and amortization	32,000
Stock-based compensation expense.	8,200
Foreign currency transaction loss	1,000
Cash-based rent payments (1)	(1,100)
Adjusted EBITDA	$5,000

The reconciliation assumes the mid-point of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to guidance of $4.0 million to $6.0 million for 2016.

(1) Represents expected cash payments for rent on the Company's new headquarters and operations facilities under the capital lease agreement, which begin in September 2016.